EXHIBIT 21.1

SUBSIDIARIES

As of February 29, 2020, the following were the Registrant’s Subsidiaries:

Name: Terra Gold Corporation

State of Organization: Alaska

Percent Ownership by Registrant: 100.0% by WestMountain Gold, Inc.